Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

November 11, 2003

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES 2003 THIRD QUARTER RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today the results of operations for the quarter ended September 30, 2003.

The Company generated net income of $222,000, or $.02 per share, for the third quarter of 2003, compared to $153,000, or $.02 per share for the same period in 2002, an increase in net income of 45.1%. Net sales in the third quarter were $10,820,000, compared to $9,423,000 for the same period in 2002, an increase of 14.8%. The sales increase was derived primarily from internal growth through market share gains and a new distribution facility in Port St. Lucie, Florida that was opened in late 2002.

Net sales for the nine months ended September 30, 2003 were $29,980,000 compared to $27,575,000 in 2002. The Company derived net income of $338,000, or $.04 per share, for the first nine months, compared to a net loss of $(483,000), or $(.05) per share, for 2002 which included a net $789,000 non-cash goodwill impairment charge related to the Company’s required adoption of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”. Excluding the goodwill impairment charge, the Company derived net income of $306,000, or $.03 per share, for the first nine months of 2002.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “We are pleased with the significant increases in both sales and net income in the third quarter. In order to better position the Company for future growth and improved profitability in the currently strong construction industry the Company is continuing to emphasize the sale of Company manufactured products. The Company is evaluating various capital projects to enhance its manufacturing capabilities and lower production costs through acquiring newer technology so that the Company will improve its long term objectives and to better serve its customer base.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ

Page 2 of News Release dated November 11, 2003

materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”.  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
Net Sales	$29,980,000	$27,575,000	$10,820,000	$9,423,000

Net income before cumulative
effect of accounting change	$338,000	$306,000	$222,000	$153,000

Cumulative effect of accounting
change for SFAS No. 142, net
of tax benefit	-	(789,000)	-	-
Net income (loss)	$338,000	$(483,000)	$222,000	$153,000

Basic and diluted income
per share before cumulative
effect of accounting change	$.04	$.03)	$.02	$.02

Cumulative effect of accounting
change	-	(.08)	-	-

Basic and diluted income (loss)
per share	$.04	$(.05)	$.02	$.02